Exhibit 2.1







                               ASSET PURCHASE AGREEMENT

                             Dated as of February 5, 1997

                                         among

                              SPACEHAB ACQUISITION CORP.
                a Delaware corporation and a wholly-owned subsidiary of
                                SPACEHAB, Incorporated

                                                  "BUYER,"

                                          and

                                SPACEHAB, INCORPORATED
                               a Washington corporation

                                                  "SPACEHAB,"

                                          and

                           ASTROTECH SPACE OPERATIONS, L.P.
                            a Delaware limited partnership

                                                  "SELLER,"

                                          and

                             NORTHROP GRUMMAN CORPORATION
                                a Delaware corporation

                                                  "PARENT"

                               ASSET PURCHASE AGREEMENT


     THIS  ASSET  PURCHASE  AGREEMENT,  dated  as  of  February  5,  1997  (this
"Agreement"), is by and among SPACEHAB ACQUISITION CORP., a Delaware corporation, as buyer ("Buyer"), SPACEHAB, INCORPORATED, a Washington corporation ("SPACEHAB"), ASTROTECH SPACE OPERATIONS, L.P., a Delaware limited partnership ("Seller"), and NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("Parent").

     WHEREAS, Seller is engaged in the business of providing satellite payload processing facilities and related services to commercial and governmental customers (the "Business");

     WHEREAS, Seller's principal offices are located at 12510 Prosperity Drive, Silver Spring, Maryland 20904; and its principal operations occur at 515 Chaffee Drive, Titusville, Florida; and P.O. Box 5097, Tangair Road at Red Road, Vandenberg Air Force Base, California 93437;

     WHEREAS, Seller is a wholly-owned subsidiary of Parent;

     WHEREAS, Buyer is a wholly-owned subsidiary of SPACEHAB;

     WHEREAS, in order to induce Seller to enter into this Agreement, SPACEHAB has agreed to join in the representations and warranties, and to guarantee fully the payment and performance of all obligations of Buyer hereunder;

     WHEREAS, in order to induce Buyer to enter into this Agreement, Parent has agreed to join in the representations and warranties, and to guarantee fully the payment and performance of all obligations of Seller hereunder;

     WHEREAS, Buyer desires to purchase on a going-concern basis substantially all of the assets and the Business of Seller and Seller desires to sell such assets and the Business to Buyer, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


     Article I. SALE AND PURCHASE.

     Section 1.1 Sale and Purchase of Assets. In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined), Seller will sell, assign, convey, transfer and deliver to Buyer free and clear of all Liens (as hereinafter defined) other than Permitted Liens (as hereinafter defined), and Buyer will purchase and acquire from Seller, on a going-concern basis, all of the Business and goodwill of Seller and all of the assets, properties and rights of Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used or usable in connection with the Business, and whether now owned or hereafter acquired prior to the Closing Date (except as otherwise hereinafter expressly excluded), including without limitation, all right, title and interest of Seller in, to and under (collectively, the "Assets"):

     (a) Balance Sheet. All assets of Seller reflected on the consolidated balance sheet of Seller at December 31, 1996 (the "Balance Sheet Date") (other than Excluded Assets as hereinafter defined), with only such changes therein as shall have occurred in the ordinary course of business of the Business and in accordance with this Agreement between the Balance Sheet Date and the Closing Date, or otherwise as may have been consented to in writing by Buyer;

     (b) Accounts Receivable. All accounts, accounts receivable notes and notes receivables (including all accounts, accounts receivable, notes and notes receivable which have been "written off" or charged against or to any bad debt reserve of Seller), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, of Seller that relate to the Business, and any security or collateral for any of the foregoing (collectively, "Accounts Receivable");

     (c) Personal Property. All personal property and interests therein, including, without limitation, machinery, fuel, telecommunication devices and other communications equipment, computers, furniture, tools, fixtures, office equipment, office supplies, containers and other packaging materials, safety equipment, maintenance supplies and all other similar items, motor vehicles owned or leased by Seller (including equipment financed under capital lease obligations), spare and replacement parts and other tangible property (and interests in any of the foregoing) owned by the Seller, (collectively, "Personal Property");

     (d) Contracts. All of Seller's right, title and interest in and to each lease, license, contract, agreement, purchase or sales order, employee secrecy or confidentiality agreement (in each case to the extent transferrable), undertaking, indenture and commitment, written or oral, to which Seller is a party or by which any of the Assets is then bound including all on-going agreements, licenses, commitments, work orders or other engagements and other instruments of any kind, including all agreements and understandings by any person or entity with Seller with respect to non-competition or non-disclosure that relate to the Business or any of the Assets including each agreement pursuant to which payload processing services are provided to any entity or governmental agency ("Provider Contracts"), but excluding Employee Plans and Indebtedness (all of the foregoing to be assigned to Buyer pursuant hereto are hereinafter referred to collectively as the "Contracts" and individually as a "Contract");

     (e) Real Property. All owned real property, and all other owned interests in real property ("Real Property") and all leases of real property and all other leased interests in real property ("Real Property Leases"), in each case that are used in the Business and in each case together with Seller's right, title and interest in all buildings, improvements, fixtures and all other appurtenances thereto;

     (f) Books and Records. All books of account, financial and accounting records and other data of Seller relating to the Assets or the business or operations of the Business including catalogues and brochures of any nature, customers' and suppliers' lists and all payroll, personnel and other employee records, other than books, records and other data relating solely to the
Excluded Assets and the Excluded Liabilities (as hereinafter defined) (collectively, "Records");

     (g) Names. All of Seller's goodwill relating to the Business and Seller's rights to the use of the names and marks "Astrotech," "Astrotech Space Operations, L.P.," "Astrotech Space Operations, Incorporated" and any and all formative, variants and derivatives thereof (collectively, the "Names");

     (h) Future Contracts. Any written quotation, bid or proposal made or received by Seller in connection with the Business that if accepted would lead to a contract with a Person (as defined herein) for the provision of services by the Business (collectively, "Future Contracts");

     (i) Prepaid Expenses. All expenses that have been prepaid by Seller to the extent relating to the Business or the Assets, including, without limitation, all security deposits required for the operation of the Business or relating to the Assets, prepaid real estate, sales, use and other taxes of Seller and lease and rental payments, to the extent due after the Closing Date, but excluding prepaid insurance and prepaid expenses relating to contracts, agreements or other instruments, the liabilities and obligations with respect to which do not constitute Assumed Liabilities (collectively, "Prepaid Expenses");

     (j) Claims. All of Seller's rights, claims, causes of action or rights of set-off against third parties relating to the Business or the Assets, including, without limitation, third-party indemnities and rights under manufacturer's and vendors' warranties (collectively, "Claims");

     (k) Permits. All governmental or regulatory licenses, permits, clearances, franchises, approvals, authorizations, certificates and pending applications thereunder required to conduct the Business (collectively, "Permits"), but only to the extent transferable to Buyer;

     (l) Intellectual Property. (i) All mailing lists, client lists, customer and prospect lists, dealer, supplier and distributor lists and account files, order and order log books, commission records, price lists, confidential or secret processes, manuals or business procedures or information, trade secrets, technology, inventions, technical information, research records, market surveys, promotional literature, sales brochures, know-how devices, discoveries, designs, improvements, formulae, plans, ideas, concepts and other proprietary or confidential information used in or relating to the Business (including, without limitation, financial information and pricing arrangements with clients or suppliers), (ii) (A) all U.S. and foreign utility and design patents of any description and pending applications therefor, all U.S. and foreign registrations of trademarks, and of other marks, all registrations of trade names, business names, logos, labels or other trade rights, all registered user entries, all pending applications for any such registrations or entries, all copyrights registrations and pending applications therefor, all other copyrights, assumed names, service marks, trademarks and other marks, trade dress, trade names and other trade rights and licenses therefor, and all other inventions and designs, whether or not patentable, all Contracts relating to the foregoing, all to the extent that the foregoing items are owned in whole or in part or used by the Seller and that relate to or are used by or in the Business, but only to the extent that any item that is so used but not owned is transferable to Buyer; and (B) all computer software (including, without limitation, all computer programs, source or object codes, user interfaces, manuals, data bases, data files and documentation) owned in whole or in part, licensed or used by Seller and that relate to or are used by or in the Business, but only to the extent that any such item that is not owned by Seller is transferrable to Buyer (collectively, including clauses (A) and (B), "Intellectual Property");

     (m) Warranties. All rights of Seller under express or implied warranties, to the extent such warranties are transferable, from the suppliers of Seller with respect to the Assets (collectively, "Warranties");

     (n) Telephonic and Computer Listings. All Seller's telephone listings and the right to use the telephone and facsimile numbers and e-mail and website addresses currently used in the Business; and

     (o) Other. All other real and personal property, rights and assets (whether owned, leased or licensed) of the Seller not listed above and which now or hereafter comprise, or which are now or hereafter used or useful in connection with the operation of, the Business.

     Section 1.2 Excluded Assets.  Notwithstanding anything contained in Section
1.1 hereof to the contrary, Seller is not selling, and Buyer is not purchasing, pursuant to this Agreement, any of the following, all of which shall be retained by Seller (hereinafter referred to collectively as the "Excluded Assets"):

     (a) Seller's minute books, tax returns, financial records and employment records and other organizational documents and seals; provided, however, that Buyer shall have reasonable access to such financial records and employment records relating to the Business and the right to review and copy such records for as long as Seller maintains such records, which shall in no event be less than three (3) years from the Closing Date;

     (b) all books, records, correspondence and other information which relates exclusively to the Excluded Assets;

     (c) any tax refunds, insurance refunds from prepaid insurance, insurance deposits or recoveries from claims with respect to periods (or portions thereof) ending prior to the Closing Date; and

     (d) any consideration received by Seller pursuant to this Agreement, or the rights of Seller under this Agreement.

     Section 1.3 Assumption of Liabilities and Obligations. On the Closing Date, Buyer shall assume and agree to pay, perform and discharge the following (and only the following) liabilities and obligations of the Seller to the extent (and only to the extent) that they relate to the Business (the "Assumed Liabilities"):

     (a) all liabilities and obligations of Seller (other than federal, state, local or foreign tax liabilities and other than notes payable, and other than with respect to the Employee Plans) reflected or reserved against in the Reference Balance Sheet (as hereinafter defined), but only if and to the extent the same have not been paid or discharged prior to the Closing Date; and

     (b) to the extent assignable, all liabilities and obligations of Seller under each Contract listed as being assumed by Buyer on Schedule 4.19 hereto, to the extent such liabilities and obligations accrue and are required to be paid or performed after the Closing Date.

The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights of any Person under any contracts or arrangements with Seller. Nothing contained herein shall prevent Buyer from contesting any of the Assumed Liabilities with any third party obligee.

     Section 1.4 Excluded  Liabilities.  Except as expressly provided in Section
1.3 above, Buyer is not assuming any liabilities or obligations of the Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability of Seller to the extent related to the Excluded Assets, any liability under any federal, state, local or foreign Environmental Laws (as hereinafter defined), whether disclosed or undisclosed, known or unknown, to the extent arising from any event, circumstance or condition occurring or existing at any time on or prior to the Closing Date (the "Excluded Liabilities"). Without limiting the foregoing, Buyer is not assuming any liabilities or obligations to offer employment to any Personnel of the Business, unless Buyer in its sole discretion determines to do so, nor is Buyer assuming any liabilities or obligations of Seller, Parent or predecessor employers for wages, salary, vacation, profit- sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance or other employee or fringe benefit plans or programs or payroll practices, including without limitation, the Employee Plans.

     Article II. PURCHASE PRICE; ADJUSTMENT.

     Section 2.1 Purchase Price. The purchase price to be paid by Buyer to Seller for the Assets being purchased by Buyer hereunder is Nineteen Million Dollars ($19,000,000), adjusted in accordance with the terms of Section 2.2 hereof (the "Purchase Price"). On the Closing Date, Buyer shall pay to Seller the Purchase Price, in immediately available funds (cash, certified check or wire transfer to such bank account or accounts as Seller shall have theretofore designated in writing to Buyer at least two (2) business days prior to the Closing Date).

     Section 2.2 Adjustment of Purchase Price.

     (a) Closing Balance Sheet. As soon as practicable after the Closing Date but within thirty (30) calendar days after the Closing Date, Seller shall prepare, and shall deliver to Buyer, at Seller's expense, an unaudited balance sheet (the "Closing Balance Sheet") of the Business as at the Closing Date, which Closing Balance Sheet shall be reviewed by the Seller's independent public accountants, and accompanied by a certification of Seller's principal accounting officer (the "Certification") to the effect that the accounting principles used in preparing the Closing Balance Sheet are consistent with those used in preparing the Reference Balance Sheet (as hereinafter defined), except that no allowance for depreciation or amortization shall be made from the Reference Balance Sheet to the Closing Balance Sheet. For purposes of the Closing Balance Sheet and the Reference Balance Sheet, "net asset value" shall mean total assets minus total liabilities, with property, plant and equipment on the Closing Balance Sheet reported on the same basis as on the Reference Balance Sheet.

     (b) Review of Closing Balance Sheet. Buyer shall have the right to review the Closing Balance Sheet and Seller shall provide Buyer with access to the work papers used in connection with the preparation of the Closing Balance Sheet. If Buyer does not notify Seller to the contrary within forty-five (45) days after the date the Closing Balance Sheet is delivered to Buyer, then the Closing Balance Sheet delivered by Seller shall be deemed to be final, conclusive and binding on the parties. If, however, Buyer notifies Seller in writing within such period that it believes the Closing Balance Sheet was not prepared on a basis consistent with that used in preparing the Reference Balance Sheet and specifies (i) the items as to which it believes the accounting principles used in preparing the Closing Balance Sheet were inconsistent with those used in preparing the Reference Balance Sheet and (ii) the amount of the adjustment it proposes with respect to each item, the parties will then attempt to resolve their differences with respect thereto. If the parties are unable to resolve their dispute, the disputed items shall be referred, within one-hundred twenty
(120) days after the date the Closing Balance Sheet is delivered to Buyer, to Ernst & Young, LLP, certified public accountants (the "Firm") (or if such firm is unable or unwilling to serve, to another "Big Six" accounting firm selected by mutual agreement of the parties) which shall be asked to determine whether there was an inconsistency in the application of accounting principles between those used in preparing the Reference Balance Sheet and those used in preparing the Closing Balance Sheet and report to Seller and Buyer upon such remaining disputed items within forty-five (45) days after such referral. As stated in
Section 2.2(a), no adjustment or allowance shall be made on the Closing Balance Sheet for depreciation or amortization after the Reference Balance Sheet Date. The decision of the Firm shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Firm shall be shared equally by Buyer and Seller.

     (c) Cooperation. Representatives of Seller shall be given access to all books, records and other data of the Business for the purpose of preparing the Closing Balance Sheet. Personnel of the Buyer may be consulted from time to time by such representatives.

     (d) Settlement of Adjustment of Purchase Price. Within ten (10) days after the final determination of the Closing Balance Sheet, Seller shall pay to Buyer the amount by which the net asset value of the Business as set forth on the Reference Balance Sheet exceeds the net asset value of the Business as set forth on the Closing Balance Sheet, or Buyer shall pay to Seller the amount by which the net asset value of the Business as set forth on the Closing Balance Sheet exceeds the net asset value as set forth on the Reference Sheet, as the case may be. In the event Buyer disputes any part of the Closing Balance Sheet pursuant to the provisions of Section 2.2(b) hereof, those portions of the Closing Balance Sheet which are not in dispute shall be deemed finally determined, and the payer of any adjustment due in accordance with this Section 2.2(d) shall nevertheless pay to the payee, within thirty (30) days after the Closing Balance Sheet is delivered to Buyer by Seller, all amounts then due with respect to such portion of the Closing Balance Sheet which has been deemed finally determined. The amount of the payments described in this Section 2.2(d) shall be paid by Seller to Buyer, or by Buyer to Seller, as the case may be, with interest thereon from the Closing Date to the date of such payment, calculated at a rate equal to "Prime Rate" quoted by The Chase Manhattan Bank, New York, New York on the Closing Date, in immediately available funds remitted by wire transfer to a bank designated by the payee thereof.

     Section 2.3 Allocation of Purchase Price. The Purchase Price, as adjusted pursuant to Section 2.2 hereof (and all other capitalizable costs), shall be allocated among the various categories of Assets, in such manner as shall be negotiated and agreed by the parties hereto in good faith, in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder and all applicable provisions of state, local or foreign law. Each of the parties hereto agrees to prepare and file all Tax Returns (as such term is hereinafter defined in Section 4.8), including Form 8594, in a manner consistent with such allocation and to report this transaction for federal, state, local and foreign income tax purposes in accordance with such allocation of the Purchase Price and shall use its best efforts to sustain such allocation in any subsequent tax audit or dispute.

     Section 2.4 Closing  Proration.  After Closing,  any ad valorem,  use, real property, personal property and other taxes, installments or special assessments, utility, water or similar payments which become due and payable after the Closing Date and relate to periods both before and after the Closing Date shall be prorated and adjusted between each of Seller and Buyer as of the Closing Date on a per diem basis and Seller shall be responsible for and pay the portion of such amounts allocable to the period prior to the Closing Date. If current tax bills are unavailable at the Closing Date, the prior year's tax bills shall be used for proration purposes and when the current year's tax bills are received, the proration shall be recalculated and the appropriate payment shall be made forthwith.


     Article III. THE CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, on the third business day after all of the conditions to each parties' obligations under Articles VII and VIII have been satisfied or waived, or at such time and place as shall be mutually agreed to by the parties (the "Closing Date").

     Article IV. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer and SPACEHAB as follows:

     Section 4.1 Seller's Organization, Good Standing, Capitalization. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable law with respect to the Business, except where the failure to be so qualified would not have a material adverse effect on the Assets, the Business, the Assumed Liabilities or the condition (financial or otherwise), the earnings or prospects of Seller, taken as a whole (a "Material Adverse Effect").

     Section 4.2 Authority; Execution; Delivery. Seller has full power and authority to enter into this Agreement, including all Schedules and Exhibits hereto, and the other agreements, instruments, certificates and documents required or contemplated hereby or thereby to be executed or delivered by it, and to sell the Assets and the Business in accordance with the terms hereof so as to vest in Buyer on the Closing Date good and marketable title to the Assets, free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever (collectively, "Liens"), except Permitted Liens. The execution, delivery and performance of this Agreement by Seller, including without limitation, the sales, conveyances, transfers and deliveries contemplated hereby, have been duly and effectively authorized by all necessary corporate or other organizational action. No other corporate or other organizational proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes (and any subleases and other agreements contemplated hereby, including each of the instruments of conveyance and transfer contemplated by Section 8.3 hereof, when duly executed and delivered by Seller will constitute) the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity.

     Section  4.3  Consents;  No  Violation,  Etc.  (a) Except as  reflected  in
Schedule 4.3(a), no authorization, consent, approval, license, exemption by filing or registration with any court, arbitrator or governmental, administrative or self-regulatory authority, is or will be necessary in connection with the entry into, execution, delivery and performance of this Agreement or any of the documents relating to the transactions contemplated hereunder by Seller, or for the consummation of the transactions contemplated hereby and thereby.

     (b) Except as set forth on Schedule 4.3(b) hereto, neither the execution and delivery of this Agreement, the other agreements contemplated hereby, the consummation of the transactions contemplated herein or therein, nor compliance by Seller with any of the provisions hereof or thereof will (with or without the giving of notice or the passage of time) (i) violate, conflict with, result in a breach of, constitute a default under, or result in the creation of any Lien upon the Assets, under any of the terms, conditions or provisions of (A) the certificate of limited partnership and agreement of limited partnership of Seller, (B) any note, bond, mortgage, indenture, deed of trust, or any license, agreement, or any other instrument or obligation to which Seller is a party, or by which Seller or any of Seller's assets or properties may be bound or affected, (ii) violate any judgment, order, writ, injunction, decree, statute, law, rule or regulation applicable to Seller or any of Seller's assets or properties or (iii) affect any Permit transferable to Buyer (as defined herein) that is required for the conduct of the Business or that is required of any employee or agent of Seller to enable him to carry out his duties on behalf of Seller pursuant to the terms of any such Permit, except in each case insofar as any such violation, conflict, breach, default, acceleration, termination, cancellation, creation of Lien, failure to obtain any consent, approval, permission or other authorization, qualification or filing, or impairment of any Permit would not have with respect to clauses (i)(B), (ii) and (iii) a Material Adverse Effect.

     Section 4.4 No Other Agreements to Sell the Assets or the Business. Seller has no legal obligation, absolute or contingent, to any other person or firm to sell the Assets or the Business, to issue or sell any partnership interest or any security convertible into or exchangeable for a partnership interest of Seller, or to effect any merger, consolidation or other reorganization, directly or indirectly, of Seller or to enter into any agreement with respect to the foregoing.

     Section 4.5 Financial Statements. Attached hereto as Schedule 4.5 are the financial statements of Seller at and for the fiscal years ended December 31, 1994, 1995 and 1996, collectively, the "Financial Statements"). Except as disclosed on, Schedule 4.5, such Financial Statements (a) have been prepared in accordance with the books and records of Seller; (b) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby;
(c) fairly present the financial condition and results of operations of the Business as of the date thereof and for the period covered therein; and (d) contain and reflect all necessary adjustments and accruals, subject to normal year-end adjustments, for a fair presentation of the financial condition and the results of operations of the Business as of the date thereof and for the period covered by such Financial Statements. The balance sheet at the Balance Sheet Date, as adjusted, is herein referred to as the "Reference Balance Sheet" and is set forth as Exhibit A hereto.

     Section 4.6 Absence of Undisclosed Liabilities and Obligations. To the best of Seller's knowledge after due inquiry, neither the Seller nor the Business has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (a) liabilities reflected or reserved against in the Financial Statements and (b) liabilities and obligations specifically disclosed on a Schedule hereto.

     Section 4.7 Absence of Certain  Changes or Events.  Except as  disclosed on
Schedule 4.7 hereto, since the Balance Sheet Date, there has not been any:

     (a) change in the Business which has or is reasonably likely to result in a Material Adverse Effect;

     (b) change in the partnership interests outstanding, issuance of any security convertible into partnership interests or any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of Seller's partnership interests;

     (c) increase in the compensation payable or to become payable by Seller in connection with the Business to any of its current or former officers, directors, employees, consultants or agents (collectively, the "Personnel") or any increase of general applicability in the compensation payable to Personnel (other than pursuant to existing corporate policies, practices and procedures described on Schedule 4.17 hereto and as in effect on the Balance Sheet Date), or any amendment to any Employee Plan or the adoption of any new Employee Plan that would increase the benefits or rights of company Personnel participating under such Plans;

     (d) significant labor trouble or any material controversy or unsettled grievance pending or, to the best of Seller's knowledge, threatened between Seller and any Personnel or a collective bargaining organization representing or seeking to represent Personnel;

     (e) mortgage, pledge or subjection to any Lien of any Asset except a Permitted Lien;

     (f) sale, assignment or transfer of any material Asset or any conducting of business other than in the ordinary course;

     (g) waiver of any material rights of Seller with respect to the Business whether or not in the ordinary course of business;

     (h) cancellation, termination or entering into of, or modification to, any material Contract;

     (i) material liability or loss incurred with respect to any of the Assets or the operation of the Business, except liabilities incurred in the ordinary course of business consistent with past practice;

     (j) any capital expenditure or execution of any lease with respect to any of the Assets or any aspect of the Business, or any incurring of liability therefor, requiring any payment or payments in excess of $10,000 individually or $250,000 in the aggregate;

     (k) borrowing or lending of money by or pledging the credit of the Business or guaranteeing of any indebtedness of others by the Business;

     (l) failure to operate the Business in the ordinary course so as to preserve the Business intact, to keep available to Buyer the services of the Personnel, and to preserve for Buyer the goodwill of the Business's suppliers, customers and others having business relations with it;

     (m) loss of service of any Personnel that is or are material, individually or in the aggregate, to the conduct of the Business;

     (n) material change in accounting practice of Seller with respect to the Business, except as required by GAAP;

     (o) material cancellations by any supplier, customer or contractor with respect to any of the Assets or the Business;

     (p) any agreement, arrangement or understanding by Seller to do any of the foregoing.

     Section 4.8 Taxes. (a) For purposes of this Agreement, the term "Tax" means any net or gross income, gross receipts, sales, use, rental, value added, ad valorem, transfer, turnover, franchise, profits, license, withholding, payroll, employment, excise, capital, severance, stamp, occupation, premium, property or windfall profits tax, alternative or add-on minimum tax, customs, duty or other tax, fee, assessment or charge of any kind whatsoever, together with any interest and any penalty, fine, addition to tax or additional amount imposed by any governmental department, court or other authority, whether domestic or foreign.

     (b) For purposes of this Agreement, the term "Tax Return" means any report, return, declaration, statement, form, extension or other document filed or required to be filed with any federal, state, local or other governmental department, court or other authority in respect of Taxes.

     (c) Except as set forth on Schedule 4.8(c), all Tax Returns required to be filed on or before the Closing Date by or on behalf of Seller have been or will be timely filed on or before the Closing Date. All such Tax Returns were (or to the extent not yet filed will be) true, complete and correct in all material respects and filed on a timely basis.

     (d) Seller has, within the time and the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes required to be paid by it.

     (e) Seller has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 and 6049 of the Code, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so paid.

     (f) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and there are no outstanding deficiencies, assessments, or written proposals for the assessment of any amount of Taxes proposed, asserted or assessed against Seller. All deficiencies proposed as a result of any audit currently being conducted with respect to Seller have been paid, reserved against, settled, or, as described in Schedule 4.8(f), are being contested in good faith by appropriate proceedings.

     (g) Seller has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes attributable to periods prior to the Closing Date and not yet due and payable in accordance with GAAP.

     (h) True, correct and complete copies of all Tax Returns filed with respect to sales, use, rental, value added, turnover, transfer, real property or similar taxes during the three year period ending on the date hereof have been delivered to Buyer. Except as set forth on Schedule 4.8(h), Seller does not file franchise, income or other Tax Returns in any jurisdiction based upon the ownership or use of its property therein or its derivation of income therefrom.

     (i) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

     (j) None of the Assets is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provisions of former
Section 168(f)(8) of the Code.

     (k) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

     (l) None of the Assets is "tax-exempt  use property"  within the meaning of
Section 168(h) of the Code.

     (m) Seller is not a party to any contract or agreement or other arrangement that, separately or in the aggregate, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 4.9 Accounts Receivable. Except as set forth on Schedule 4.9, the Accounts Receivable of the Business arose out of the sale of services in the ordinary course of the Business, have been billed or invoiced in the ordinary course of the Business in accordance with all applicable laws, regulations and administrative rulings and procedures, represent bona fide indebtedness of the applicable account debtor not subject to defense, set-off or counterclaim and are collectible in full, net of the reserves set forth in the books of the Seller.

     Section 4.10 Copies of Documents. Seller has previously delivered to Buyer true and complete copies of (or, in the case of any oral agreements or arrangements, true and complete written summaries thereof):

     (a) all deeds, Real Property Leases and Contracts listed, described or referred to in Schedule 4.19;

     (b) (i) copies of all Employee Plans, or in the case of an unwritten plan, a written description thereof, and (ii) copies of all summary plan descriptions and other material employee communications relating to such Employee Plans, listed, described or referred to in Schedule 4.16(a);

     (c) list of insurance contracts relating to and written descriptions (including summary plan descriptions) or policies for the Employee Plans listed in Schedule 4.16(a);

     (d) all registrations, grants, applications, contracts and other materials included in the Intellectual Properties listed in Schedule 4.12;

     (e) all material Permits, including without limitation, those items set forth in Schedule 4.10(e);

     (f) the certificate of limited partnership and agreement of limited partnership (or similar organizational documents) of Seller (certified by its General Partner) as in full force and effect as of the date hereof and copies of the minute books of the foregoing;

     (g) copies of all environmental reports or studies prepared by Seller, its agents, employees or representatives, or by third parties commissioned by or for Seller, or any other environmental report in Seller's possession relating to the Business; and

     (h) copies of all written results of any examinations of the Business by any governmental agency, whether federal, state or local, in the past five years.

     Section 4.11 Tangible Properties. (a) An asset register of the Seller as of a recent date along with a list of all Real Property is set forth on Schedule
4.11 hereto. Seller has good and marketable title (and with respect to all owned real property, fee simple title) to all the Assets, free and clear of Liens, except for (i) the lien of current real and personal property taxes which are not yet due and payable, (ii) such covenants, restrictions, encroachments, easements and Liens, if any, as do not detract from the value, or interfere with the present occupancy or use, of any of the Assets or otherwise materially impair the operations of the Business and (iii) the items set forth on Schedule 4.11(a) hereto ("Permitted Liens"). Seller possesses and quietly enjoys all premises owned or leased by it, and such premises are not subject to any Liens, easements, rights-of-way, building use or occupancy restrictions, exceptions, reservations or limitations that in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business. All Real Property owned by Seller complies in all material respects with any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the occupancy and operations thereof and, to the best of Seller's knowledge, each of the premises leased by Seller complies in all material respects with all such applicable regulations or laws. Seller has not received notice of any pending or threatened condemnation proceedings relating to Seller's owned or leased properties and, so far as known to Seller, there are no such pending or threatened proceedings.

     (b) Except as set forth on Schedule 4.11(b) hereto, the plants, structures, tangible properties and equipment owned, operated or leased by Seller are in good operating condition and repair (ordinary wear and tear, excepted), and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, occupational safety and health laws and regulations) presently in effect or, to Seller's knowledge, presently scheduled to take effect.

     Section 4.12 Intellectual Property. (a) All domestic and foreign patents, patent applications, trademarks, trademark registrations, servicemarks, trade names, registered copyrights and licenses with respect to the foregoing, owned in whole or in part, related to or used by Seller and that relate to and are used by the Business are set forth on Schedule 4.12(a). Except as set forth on
Schedule 4.12(b), Seller is the sole and exclusive owner of the Intellectual Property, and the Seller is listed in the records of the appropriate U.S. and foreign governmental agency as the sole and exclusive owner of record for each registration, grant and application listed in Schedule 4.12(a) which is so registered, granted or for which an application has been filed.

     (b) All registration and maintenance fees that have become due and payable in respect of any grant or registration of any Intellectual Property have been paid and no act has been done or omitted to be done by Seller, or any licensee thereof or any holder of any rights with respect thereto, to impair or dedicate to the public or entitle any U.S. or foreign governmental authority or any other Person to cancel, forfeit, modify or consider abandoned any Intellectual Property, or to give any Person any rights with respect thereto, and all of Seller's rights in the Intellectual Property are valid, enforceable and free of defects. Seller has no knowledge of any facts or claims which cause or might cause any patent to be invalid or unenforceable, and Seller has not received any notice of an intention on the part of any Person to assert such a claim. Except as set forth on Schedule 4.12(b), Seller owns or otherwise has the right to use any and all Intellectual Property that is used in or is necessary for the conduct of its Business free and clear of any Lien, royalty or other payment obligations.

     (c) Neither Seller nor the Business as currently conducted, is in conflict with or in violation or infringement of, nor has the Seller received any notice of any conflict with or violation or infringement of, nor are proceedings or claims pending, nor have any such proceedings or claims been instituted or asserted in writing against the Seller, nor are any proceedings threatened, alleging any violation, nor is there any valid basis for any such proceeding or claim, of any rights or asserted rights of any other Person with respect to any Intellectual Property of such other Person.

     (d) Except as set forth on Schedule 4.12(d), no proceedings or claims in which Seller alleges that any Person is infringing upon, or otherwise violating, any of the Intellectual Property are pending, and none have been served by, instituted or asserted by Seller, nor are any proceedings threatened alleging any such violation or infringement, nor does Seller know of any valid basis for any such proceeding or claim.

     (e) The Seller has taken all actions consistent with standard practice in its industry to preserve and maintain its Intellectual Property relating to the Business.

     Section 4.13 Assets. The Assets represent all of the Real and Personal Property, Real Property Leases, Intellectual Property, Permits, Contracts, Future Contracts, Claims or other agreements, assets or rights that are necessary for the operation of the Business as now operated. Seller is the lawful owner of or has the right to use and shall at Closing have the right to transfer to Buyer each of the Assets. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in Buyer on the Closing Date, free and clear of all Liens, other than Permitted Liens.

     Section 4.14 Insurance. All policies of insurance are in force with respect to Seller including policy numbers, names, expiration dates, descriptions and amounts of coverage and annual premiums as of the Balance Sheet Date (or renewals thereof), are set forth in Schedule 4.14 and are outstanding and duly in force on the date hereof. Such policies are in the amounts shown in Schedule
4.14 and insure against such losses and risks as are adequate in accordance with customary industry practice to protect the Assets and the Business, subject to Seller's self-insurance retention levels. Seller has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, so far as known to Seller, no such improvements or expenditures are required.

     Section 4.15 Employment Matters. Except as set forth on Schedule 4.15 hereto, with respect to the Personnel, (i) there are no pending claims by any current or former Personnel against Seller other than for compensation and benefits due in the ordinary course of employment; (ii) there are no pending claims against Seller arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards;
(iii) there are no pending or, to the best knowledge of Seller, threatened labor disputes, strikes or work stoppages against Seller; and (iv) to the best knowledge of Seller, there are no union organizing activities in process or contemplated with respect to the Business. Schedule 4.15 identifies all collective bargaining units, if any, which have been certified or recognized by Seller with respect to the Personnel, and Buyer has been supplied with all collective bargaining agreements, if any, covering Seller's employees. Schedule
4.15 also identifies all employees on leave of absence and all current or former employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by COBRA. Notice of the availability of health care continuation coverage for employees of Seller, former employees of Seller and their dependents, or any qualified beneficiary of such employees, in accordance with the requirements of COBRA ("COBRA Coverage"), has been provided to all persons entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

     Section 4.16 Employee Benefit Plans. A list of all employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance and other employee benefit plans, arrangements or agreements (oral or written), regardless of whether any such plan, arrangement or agreement is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or previously maintained or contributed to or previously contributed to by Seller or Parent for the benefit of current or former Personnel ("Employee Plans") is set forth on Schedule 4.16(a).

     (a) The Employee Plans by their terms and operation are in material compliance with all applicable laws (including, but not limited to, ERISA and the Code). There are no actions, suits or claims pending or threatened (other than routine noncontested claims for benefits) or, to Seller's or Parent's knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any Employee Plan or administrator or fiduciary of any such Employee Plan.

     (b) Except as disclosed on Schedule 4.16(b), neither Seller nor any entity that is or was at any time treated as a single employer with Seller under
Section 414(b), (c), (m) or (o) of the Code has at any time (i) maintained, contributed to or been required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA) or any plan that is a multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA or (iii) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived.

     (c) Buyer will have no liability for the following items (i) through (iv), regardless of whether the events contemplated by this Agreement (either alone or together with any other event) (i) entitle any current or former Personnel to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan or compensation to any current or former Personnel, (iii) result in any payments (including parachute payments) under any Employee Plan or law becoming due to any current or former Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Employee Plan.

     (d) To the extent applicable, Seller has complied with the Worker Adjustment and Retraining Notification Act, as amended ("WARN").

     (e) The names and current annual rates of compensation of all Personnel, together with a summary (containing estimates to the extent necessary) of bonuses, additional compensation (whether current or deferred) and other like benefits, if any, paid or payable to such persons in the fiscal year ended December 31, 1996, or subsequent thereto are set forth on Schedule 4.16(e).

     Section 4.17 Litigation. Except as disclosed on Schedule 4.17 hereto, there is neither (a) any litigation, proceeding, arbitral action or government investigation pending or, so far as known to Seller, threatened against, relating to or affecting (i) the Business or the Assets, (ii) any Employee Plan or any fiduciary or administrator thereof, (iii) Personnel in reference to actions taken by them in such capacities or (iv) the transactions contemplated by this Agreement, nor (b) any valid basis known to Seller for any such litigation, proceeding or investigation which if adversely determined could, in any one case or in the aggregate, have a Material Adverse Effect. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Seller with respect to the Business or the Assets.

     Section 4.18 Compliance with Laws. (a) Seller has and, to the knowledge of Seller, all Personnel have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances and other laws ("Laws") of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Authority") to which they are subject with respect to regulatory matters. Seller has maintained all records required to be maintained by all governmental authorities and there are no presently existing circumstances known to Seller after due inquiry which would result or would be likely to result in violations of any such Laws.

     (b) Seller is and, to the knowledge of Seller, all Personnel are, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority (including, without limitation, Environmental Laws (as such term is hereinafter defined in Section 4.24) applicable to the Business), except to the extent noncompliance would not have a Material Adverse Effect. Except as set forth on Schedule 4.18(b), Seller has not received any notice or other communication to the effect that, or otherwise been advised that, they are not in compliance with any of such Laws, and Seller has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such Laws which could, in any one case or in the aggregate, have a Material Adverse Effect. To the best of Seller's knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws or ordinances, regulations or restrictions which, if adopted, could, in any one case or in the aggregate, have a Material Adverse Effect on the Business or the Assets taken as a whole.

     (c) Seller has not made, and, to the knowledge of Seller, no Personnel or representative of Seller or any person acting on behalf of Seller has made, directly or indirectly with respect to the Business, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

     Section 4.19 Validity of Leases and Contracts. Each Real Property Lease and Contract of Seller is listed on Schedule 4.19 hereto. Except as disclosed on
Schedule 4.19, each Real Property Lease or Contract pursuant to which Seller leases real or personal property and each other Contract or Future Contract, is valid and enforceable in accordance with its terms and Seller is not in default under any material provision of any such lease or contract. To the best of Seller's knowledge, upon Buyer's assumption of the lessee's or obligor's liability thereunder, each such lease (or sublease) and each such contract as is assigned at the Closing will be valid and binding and enforceable by Buyer in accordance with its terms. To the best of Seller's knowledge, any party from whom Seller leases real or personal property included in the Assets and any party which is a party to any Contract or Future Contract, is not, and will not be with due notice or lapse of time or both, in material default under any provision of any such lease, agreement or contract or commitment.

     Section 4.20 No Brokers. Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby or any other transaction.

     Section  4.21  Transactions  with Certain  Persons.  Except as disclosed on
Schedule 4.21 hereto, no affiliate, shareholder, officer, director, employee or agent of Seller, or member of his or her immediate family is presently a party to any material transaction with Seller relating to the Assets or the Business, including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than services as officers, directors or employees) any such person or entity in which any such person has a substantial interest as a shareholder, officer, director, trustee, member partner or similar status.

     Section 4.22 Records. The Records of Seller relating to the Assets and the Business have been maintained in all material respects in accordance with good business practices and as applicable, in accordance with GAAP consistently applied. The minute books of the Seller are correct, complete and current in all material respects.

     Section 4.23 Warranties. The terms of any warranties relating to the services provided by the Business are set forth on Schedule 4.23. Except as set forth on Schedule 4.23, Seller has not made any express warranties with respect to services provided by the Business and, to the best of Seller's knowledge, no other warranties have been made by Personnel.

     Section  4.24  Environmental  Matters.  (a) Except as described on Schedule
4.24 hereto, no substance defined as or subject to regulation as hazardous substances, hazardous or toxic pollutants or hazardous wastes, in or pursuant to any of the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the
Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Emergency Planning and Community Right-to-Know Act or in any other federal, state or local environmental law in effect on the Closing Date (collectively, "Environmental Laws"), including, irrespective of inclusion or exclusion from any of the aformentioned categories, crude oil or any substances derived from the fractional distillation of crude oil, polychlorinated biphenyls, asbestos- containing material, radioactive materials, pesticides, and any pharmaceutical products that exhibit any characteristics that would render such products a regulated hazardous waste if a waste (all of the above being collectively referred to herein as "Hazardous Materials") have been or are stored, treated, disposed of, managed, generated, manufactured, produced, released (as defined in CERCLA Section 101(22)), emitted or discharged on, to, in, under or from the real property owned or leased by Seller relating to the Assets or the Business or disposed of at a location owned or operated by a third party pursuant to an arrangement for disposal.

     (b) Except as set forth on Schedule 4.24, Seller is in compliance in all material respects with all Environmental Laws and has obtained all environmental licenses, permits, approvals, registrations and authorizations (federal, state and local) material to the Business. Except as set forth on Schedule 4.24, all such licenses, permits, approvals, registrations and authorizations will remain in full force and effect as of the Closing and may be effectively transferred or assigned to Buyer on or after the Closing Date without materially and adversely affecting the operation of Buyer's business or the operation by Buyer of the Business after the Closing.

     (c) Except as set forth on Schedule 4.24, no governmental or private action, suit or proceeding to enforce or impose liability under any Environmental Laws is pending or, to the best of Seller's knowledge, threatened against Seller and, to the best of Seller's knowledge, no Lien has been created on any real property owned or leased by Seller relating to the Assets of the Business, under any Environmental Laws.

     Section 4.25 Suppliers,  Distributors and Customers. Except as disclosed on
Schedule 4.25, no supplier, distributor, broker, customer or other person having a business relationship with the Business has cancelled or otherwise terminated or to the knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller or has during the past 12-month period decreased materially (in amount or dollar volume) or, to the knowledge of Seller, threatened to decrease materially, its services, supplies or materials to Seller or its usage of the products or services now being produced or provided by or to Seller. Seller has no knowledge that any such supplier, distributor and/or broker or customer intends to decrease materially its services, supplies or materials to Seller or its usage of the products or services now being produced or provided by or to Seller.

     Section 4.26 Investments. Except as described on Schedule 4.26, Seller does not own any capital stock, partnership interests or other equity interests in any corporation, partnership, joint venture, trust or other business association.

     Section 4.27 Exclusive Representations and Warranties. Other than the representations and warranties set forth herein, Seller is not making any other representation or warranty, express or implied, with respect to the Business or the Assets.

     Article  V.  REPRESENTATIONS  AND  WARRANTIES  OF  PARENT.   Parent  hereby
represents and warrants to Buyer and SPACEHAB as follows:

     Section 5.1 Parent's Organization, Good Standing, Capitalization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable law with respect to the Business, except where the failure to be so qualified would not have a material adverse effect on the Assets, the Business, the Assumed Liabilities or the condition (financial or otherwise), the earnings or prospects of Seller, taken as a whole (a "Material Adverse Effect").

     Section 5.2 Authority; Execution; Delivery; Ownership of Seller. Parent has full power and authority to enter into this Agreement, including all Schedules and Exhibits hereto, and any other agreements, instruments, certificates and documents required or contemplated hereby or thereby to be executed or delivered by it, and to sell the Assets and the Business in accordance with the terms hereof so as to vest in Buyer on the Closing Date good and marketable title to the Assets, free and clear of any Liens, except Permitted Liens. The execution, delivery and performance of this Agreement by Parent have been duly and effectively authorized by all necessary corporate or other organizational action. No other corporate or other organizational proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity. The Parent owns all of the securities of Seller.

     Section  5.3  Consents;  No  Violation,  Etc.  (a) Except as  reflected  in
Schedule 5.3(a), no authorization, consent, approval, license, exemption by filing or registration with any court, arbitrator or governmental, administrative or self-regulatory authority, is or will be necessary in connection with the entry into, execution, delivery and performance of this Agreement or any of the documents relating to the transactions contemplated hereunder by Parent, or for the consummation of the transactions contemplated hereby and thereby.

     (b) Except as set forth on Schedule 5.3(b) hereto, neither the execution and delivery of this Agreement, the other agreements contemplated hereby, the consummation of the transactions contemplated herein or therein, nor compliance by Parent with any of the provisions hereof or thereof will (with or without the giving of notice or the passage of time) (i) violate, conflict with, result in a breach of, constitute a default under, or result in the creation of any Lien upon the Assets, under any of the terms, conditions or provisions of (A) any resolution adopted by the Board of Directors of Parent or (B) any note, bond, mortgage, indenture, deed of trust, or any license, agreement, or any other instrument or obligation to which Parent is a party, or by which Parent may be bound or affected or (ii) violate any judgment, order, writ, injunction, decree, statute, law, rule or regulation applicable to Parent, except in each case insofar as any such violation, conflict, breach, default, acceleration, termination, cancellation, creation of Lien, failure to obtain any consent, approval, permission or other authorization, qualification or filing would not have with respect to clauses (i)(B) and (ii) a Material Adverse Effect.

     Section 5.4 No Other Agreements to Sell the Assets or the Business. Parent has no legal obligation, absolute or contingent, to any other person or firm to sell the Assets or the Business, to issue or sell any partnership interest or any security convertible into or exchangeable for a partnership interest of Seller, or to effect any merger, consolidation or other reorganization, directly or indirectly, of Seller or to enter into any agreement with respect to the foregoing.

     Section 5.5 Employee Benefit Plans. Buyer will have no liability for the following items (i) through (iv), regardless of whether the events contemplated by this Agreement (either alone or together with any other event) (i) entitle any current or former Personnel to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan or compensation to any current or former Personnel, (iii) result in any payments (including parachute payments) under any Employee Plan or law becoming due to any current or former Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Employee Plan.

     Article VI. REPRESENTATIONS AND WARRANTIES OF BUYER AND SPACEHAB. Buyer and SPACEHAB hereby jointly and severally represent and warrant to Seller and Parent as follows:

     Section 6.1 Buyer's Organization and Good Standing. SPACEHAB and Buyer are corporations duly organized, validly existing and in good standing under the laws of the States of Washington and Delaware, respectively, and each has all requisite corporate power to carry on its business as it is now being conducted.

     Section 6.2 Authority; Execution and Delivery. Each of SPACEHAB and Buyer has full corporate power and authority to enter into this Agreement and to purchase the Assets, in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Buyer and SPACEHAB, have been duly and effectively authorized by the Board of Directors of Buyer and SPACEHAB. No other corporate proceedings on the part of Buyer and SPACEHAB are necessary to authorize this Agreement and the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by Buyer and SPACEHAB and constitutes (and the other agreements when duly executed and delivered or contemplated hereby will constitute) the legal, valid and binding obligations of Buyer or SPACEHAB, as the case may be, enforceable against them, in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general, moratorium laws or by general principles of equity.

     Section 6.3 No Brokers. Neither Buyer nor SPACEHAB has entered into and neither will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller or Parent to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     Section 6.4 Consents, No Conflicts, Etc. Neither the execution and delivery of this Agreement, the consummation by Buyer or SPACEHAB of the transactions contemplated herein nor compliance by Buyer or SPACEHAB with any of the provisions hereof will (with or without the giving of notice or the passage of time)  (i)  violate  or  conflict  with  any  provision  of the  certificate  of incorporation or by-laws or similar organizational documents of Buyer or SPACEHAB, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or SPACEHAB or any of their respective assets or properties or (iii) require the consent, approval, permission or other authorization of or by or filing or qualification with any court, arbitrator or governmental, administrative, or self-regulatory authority.


               Article VII.  CERTAIN COVENANTS AND AGREEMENTS.

     Section 7.1 Non-Competition. (a) In consideration of the benefits to the Seller and Parent hereunder and in order to induce Buyer to enter into this Agreement, Seller and Parent will not, for a period of seven (7) years from the Closing Date (the "Non-Competition Period"), except as set forth in Section 7.1(b) hereof, directly or indirectly, (i) engage or hold an interest in any business (whether by ownership of debt or equity) providing satellite payload processing facilities and related services to commercial customers (the
"Proscribed Business") or, (ii) have any interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly-held corporation), joint venturer, partner or consultant, or otherwise engage or invest or participate in, any business engaged in the Proscribed
Business, within a one-hundred (100) mile radius of (A) the Kennedy Space Center/Canaveral Air Force Station, Florida, (B) Vandenberg Air Force Base, California, (C) NASA Wallops Island, Virginia or (D) Long Beach, California,
(iii) hire any person employed or otherwise retained by, or solicit or encourage any person to leave the employ of, Buyer or SPACEHAB (including employees of Seller working in the Business as of the date of this Agreement or as of the Closing Date), except as agreed to in writing by SPACEHAB, or (iv) deal in a competitive manner in the Proscribed Business vis-a-vis customers doing business with the Business at any time during the Non-Competition Period.

     (b) Notwithstanding Section 7.1(a), if during the Non-Competition Period Parent shall acquire, directly or indirectly, any interest in any entity or business engaged, in whole or in part, in the Proscribed Business then, within one-hundred twenty (120) days of the consummation of such acquisition Parent shall provide Buyer with the right to purchase such Proscribed Business at a price and on terms and conditions set by Parent. If the right of first offer is declined, then Parent shall within three-hundred sixty-five (365) days of the consummation of such acquisition divest itself of the Proscribed Business, and in connection therewith, Parent shall offer Buyer the right of first refusal to match any proposed offer with respect to the sale by Parent of the Proscribed Business.

     Section 7.2 Non-Disclosure. Seller will not at any time from and after the date of this Agreement divulge, furnish or make accessible to anyone any knowledge or information with respect to Intellectual Properties, or other confidential or secret aspects of the Business or any financial or other information about Seller. Any information, which at or prior to the time of disclosure was generally available to the public through no breach of this covenant, shall not be deemed confidential information for purposes hereof, and the undertakings in this covenant with respect to confidential information shall not apply thereto.

     Section 7.3 Further Assurances. From and after the Closing Date, from time to time, at Buyer's request and without further consideration, Seller will execute and deliver or cause to be executed and delivered such other instruments and take such other actions as Buyer or its counsel may reasonably request to more effectively convey, transfer to and vest in Buyer, and to put Buyer in possession and operating control of all or any part of the Assets or the Business.

     Section 7.4 Access to Facilities; Due Diligence. (a) Between the date hereof and the Closing Date, (i) authorized representatives of Buyer and SPACEHAB shall have reasonable access to all properties, books, Records, Contracts and other documents of Seller relating to the Business, (ii) Seller will furnish to Buyer all information with respect to the Business that Buyer may reasonably request, and (iii) Buyer and SPACEHAB shall have the right to discuss the Business of Seller with the employees, suppliers and customers of Seller; provided, however, that Buyer and SPACEHAB shall not contact any employees, suppliers or customers of Seller unless Buyer and SPACEHAB receive the prior authorization of Seller or Parent, which authority shall not be unreasonably withheld or delayed.

     (b) Parent shall, and shall cause Seller to, cooperate fully with SPACEHAB and Buyer in the conduct of the environmental due diligence, audit or similar review contemplated by Section 8.17(b) hereof. Without limiting the generality of the foregoing, Parent shall, and shall cause Seller to, (i) give full and complete access to SPACEHAB, Buyer and representatives of each, during normal business hours and upon reasonable notice, to any and all Personal Property and Real Property used in the Business and (ii) provide such assistance as SPACEHAB, Buyer or such representatives reasonably request in connection with such due diligence, audit or similar review. Buyer and SPACEHAB shall each use commercially reasonable efforts to minimize, to the greatest extent practicable, any interruption to the conduct of the Business in connection with such due diligence, audit or similar review.

     Section 7.5 Conduct of the Business. Seller shall, from the date hereof up to and including the Closing Date, conduct the Business to be conducted only in the ordinary course, consistent with past practice, and will not do, or cause to be done, anything which is represented and warranted not to have been done in this Agreement, except as otherwise expressly contemplated hereby. In addition, Seller will, from and after the date hereof up to and including the Closing Date, cause the Business to: (a) maintain in full force and effect the insurance policies set forth on Schedule 4.14 (or policies providing substantially the same coverage, copies of which will be made available to Buyer); (b) take such action as may reasonably be necessary to preserve the assets and properties, wherever located, which are material to the Business; (c) maintain its books and records in accordance with sound accounting principles and in the manner consistent with past practices and promptly advise Buyer in writing of any material adverse change in the condition (financial or otherwise) of the assets, liabilities, earnings, business or prospects of the Business; (d) maintain the Assets in the same state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by insured or self-insured casualty excepted;
(e) maintain in full force and effect all Licenses and perform in all material respects all obligations under any Contracts; (f) not permit (to the extent within the control of the Seller) to occur any of the events or occurrences described in Section 4.7 (Absence of Certain Changes or Events) of this Agreement; or (g) not take any action that would prevent Seller from consummating the transactions contemplated by this Agreement.

     Section 7.6 Changes in Representations and Warranties. Between the date of this Agreement and the Closing Date, Seller shall not, and Seller shall not permit the Business to, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Seller herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. Seller shall promptly give written notice to Buyer upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same. To the extent that any information required to be disclosed by Seller pursuant to clause (i) or (ii) of this Section 7.6 causes any schedule hereto to be inaccurate or incomplete, Seller shall in each case promptly supplement or amend the relevant portion of the applicable schedule hereto and provide such supplemented or amended schedule to Buyer; provided, however, that such amended or supplemented schedule shall not be taken into account for purposes of determining compliance with Section 8.1 hereof.

     Section 7.7 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement. Seller and Parent agree to provide any necessary services and support that may be required to operate the Business in the ordinary course, due to a failure to obtain at or prior to Closing any necessary Permits or consents. Any such services and support shall be provided at Seller's or Parent's cost (including reasonable and customary general and administrative and overhead expenses) and for a period not to exceed six (6) months from the Closing Date. For services rendered pursuant to this Section,
(i) Seller or Parent, as the case may be, shall provide Buyer with a written statement covering each applicable 30-day period following the Closing Date, indicating in detail the nature of the services provided and the costs associated therewith and (ii) Buyer shall pay to Seller or Parent, as the case may be, the specified amount within fifteen (15) days after receipt of the statement by Buyer (less any disputed amount which Buyer and Seller or Parent, as the case may be, shall diligently cooperate to resolve as soon as possible).

     Section 7.8 No Mergers, Consolidations, Sales of Assets, Etc. Until the termination of this Agreement pursuant to Article XIX hereof, neither Seller nor Parent shall, or shall authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Seller or Parent to, (i) solicit or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any "other acquisition" or (ii) engage in any discussions or negotiations or enter into any agreement with respect to any other acquisition. Seller shall promptly advise Buyer orally and in writing of any such inquiries or proposals. As used in this paragraph, "other acquisition" shall mean any transaction involving the acquisition by a Person other than Buyer in any manner of all or substantially all of the Assets or the Business of Seller.

     Section 7.9 Access to Books and Records; Cooperation. (a) Seller shall afford to Buyer and Buyer's auditing staff, accountants and other authorized representatives and Buyer shall afford to Seller and such representatives, upon reasonable notice, full access to the books and records of the Business not in Buyer's or Seller's, as the case may be, possession pertaining to the Business's operations prior to the Closing Date for a period of six years following the Closing Date in connection with tax and accounting matters and other reasonable business purposes; provided, that Seller shall not be entitled to any books, records or other information deemed by Buyer to be confidential or competitively sensitive. It is specifically understood that Buyer may wish to audit the financial statements of the Business for periods prior to the Closing and that Buyer shall be entitled access to Seller's auditor's work papers relating to the Business for such periods. Seller shall give Buyer thirty (30) days' notice prior to discarding or destroying any books, records or other documents of the Business and, if so requested by Buyer, Seller shall deliver such books, records or other documents to Buyer. Buyer shall reimburse Seller for all out-of-pocket costs incurred in complying with this Section 7.9 other than with respect to the storage of records.

     (b) Following the Closing the parties shall cooperate with each other to the extent reasonably necessary in the preparation, filing and audits of each parties' income Tax Returns as they relate to the Business. In connection therewith, each party shall, at the other's expense, make available to the other such personnel as shall be reasonably requested (so as not to unreasonably interfere with any party's business) to aid in the preparation and audits of such Tax Returns.

     Section 7.10 Consents. Seller shall, except as otherwise provided herein, obtain, prior to the Closing Date, all consents, waivers or approvals to the transactions contemplated by this Agreement or that may be required under any law or under any of the Contracts, Real Property Leases, Future Contracts, Permits, Claims, Intellectual Property or other Assets being sold, assigned to, or assumed by Buyer under this Agreement. Buyer shall provide all reasonable assistance to Seller in the processing of such consents, waivers and approvals. To the extent required consents, waivers or approvals are not obtained prior to Closing with respect to the transfer of any such items and Buyer shall have waived such condition at Closing, then until such consents, waivers or approvals are obtained, Buyer shall obtain the benefits and assume the obligations with respect to such items in accordance with this Agreement by acting as subcontractor, sublicensee or sublessee of Seller and Seller shall enforce for the benefit of Buyer any and all rights of Seller against a third party with respect to any such items and Seller shall promptly pay to Buyer any and all monies received by Seller in connection with any such Contract, Real Property Lease, Future Contract, Permit, Claim, or other Asset, and after the Closing, Seller shall continue to use its best efforts to obtain a consent, waiver or approval with respect to each of such items as may be required. In addition, in the event that any Contract or other understanding which contains a non-competition or non- disclosure provision in favor of the Business entered into between Seller and any third party shall not be assignable to Buyer at Closing, Seller hereby covenants and agrees to enforce at Buyer's request and in accordance with Buyer's instructions and at Buyer's expense, the non-competition or non-disclosure provisions of such Contract or understanding.

     Section 7.11 Hart-Scott-Rodino Act. Prior to the date of this Agreement, Buyer and Seller have made their respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act") with respect to the transactions contemplated by this Agreement, and shall make any other required submissions in connection therewith.

     Section 7.12 Collection of Receivables. After the Closing Date, all cash, checks or other proceeds received by Seller or any of its banks or other financial  institutions  that  relate  to  the  accounts  receivable  of  Seller purchased by Buyer shall be paid to Buyer within ten (10) business days after receipt by Seller, which payments shall be accompanied by a statement identifying the payee, the amount of the payment and the related invoice number. Seller shall give Buyer access to any and all lockboxes of Seller where payments for accounts receivable are remitted, if any. Seller shall instruct its banks to remit to Buyer all amounts received by such banks with respect to such accounts. Seller agrees to endorse and Buyer shall have the right to endorse the name of Seller on any such checks or proceeds (whether received directly by Buyer or received from Seller or its bank) and shall deposit such checks and other proceeds in bank accounts maintained in Buyer's name. From and after the Closing Date, Seller shall cooperate with, and provide reasonable assistance to, Buyer at Buyer's expense in collecting such accounts.

     Section 7.13 Assignment of Receivables. If any Account Receivable sold, transferred or assigned by Seller to Buyer under this Agreement is not collected by Buyer within sixty (60) days after the Closing Date, Buyer may, at its option, assign such Account Receivable to Seller, and Seller shall pay Buyer an amount in cash equal to the account receivable so assigned within three (3) business days after assignment by Buyer. Buyer shall employ commercially reasonable standards in collecting the Accounts Receivable prior to assignment, except that Buyer shall not be obligated to institute any legal proceedings for collection. Any Account Receivable assigned to Seller by Buyer after such 60-day period shall not be considered a breach of any representation or warranty hereunder; provided, however, that Buyer shall accompany the assignment of the uncollected Account Receivable with a certificate of a responsible officer of Buyer certifying that Buyer did not take any unreasonable act or fail to act in a reasonable manner such that Seller's ability to recover the Account Receivable would be impaired. If Buyer does not provide such certification or if such certificate is inaccurate, Seller shall not be required to accept such assignment or pay Buyer therefore and Buyer shall not have any right to claim indemnification with respect to such Account Receivable.

     Section 7.14 Personnel. (a) Subject to Closing, Buyer agrees to offer employment to only such Personnel of Seller who are identified on a list provided to Seller at least ten (10) days before Closing and who are active employees as of the Closing Date (i.e., those who are not absent on account of injury sustained in the course of employment or short-term or long-term disability); provided, that all offers of employment shall be on terms and conditions determined in the sole discretion of Buyer. Each such member of Personnel who accepts Buyer's offer of employment shall, effective as of the Closing Date, cease to be an employee of Seller and become an employee of Buyer (collectively, referred to as "Transferred Personnel"). Nothing herein obligates Buyer to provide continued employment to any member of Transferred Personnel for any specific period of time thereafter. On and after the Closing Date, Buyer shall be the sole judge of terms of the number, identity and qualifications of employees necessary for conduct of the Business.

     (b) Buyer shall not be obligated to adopt, with respect to any Transferred Personnel, any Employee Plans nor any benefit plans that are comparable to the Employee Plans. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall (i) restrict Buyer's right to determine its benefit plans in the future (including, without limitation, the right to amend or terminate any plan), or (ii) obligate Buyer to assume any liability for benefits (including but not limited to worker's compensation) in respect of claims incurred or benefits accrued on or before the Closing Date.

     Section 7.15 Change of Name. On the Closing Date, Seller and Parent will discontinue any business operations under, and any use of, the names "Astrotech Space Operations, L.P.," "Astrotech Space Operations, Incorporated" or any name, including the word "Astrotech" or any variation thereof (collectively, the "Restricted Names"). In that connection, on the Closing Date Seller and Parent will execute amendments to the certificate of limited partnership of Astrotech Space Operations, L.P. and the certificate of incorporation of Astrotech Space Operations, Incorporated, respectively, in order to change their names to names that do not include the word "Astrotech" and file such amendments with appropriate state authorities within two (2) business days of the Closing. Seller and Parent agree that they will not conduct any business post-Closing under any Restricted Name or any variation thereof or derivative thereof other than such business as is in furtherance of the terms and provisions of this Agreement and as is for the benefit of, and at the express written request and expense of, Buyer.

     Section 7.16 Novation of Contracts; Third Party Consents. (a) As soon as practicable following execution of this Agreement, Buyer shall prepare (with Seller's assistance), a written request, which shall be submitted by Seller to each contracting party for the Contracts set forth on Schedule 4.19, to (i) recognize Buyer as Seller's successor in interest to all the Assets constituting Contracts; and (ii) to enter into a novation agreement (each, a "Novation Agreement" and collectively, the "Novation Agreements") in form and substance reasonably satisfactory to Buyer and Seller and their respective counsel, pursuant to which, all of Sellers right, title and interest in and to, and all of Seller's obligations and liabilities under, each such contract shall be validly conveyed, transferred and assigned and novated to Buyer by all parties thereto. Buyer shall provide to Seller promptly any information regarding Buyer required in connection with such request. Seller and Buyer shall each use all reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the contracts.

     (b) In connection with obtaining the consents contemplated by this Section 7.16, Seller shall not consent to any modification of any Contract included in the Assets which would adversely affect the rights of Buyer under such Contract without the prior written consent of Buyer.

     Section 7.17 Performance of Obligations. Each of Buyer and SPACEHAB covenant and agree with Seller that all terms, covenants and conditions of all contracts, agreements and undertakings set forth on Schedule 4.19 hereto that Buyer will acquire from Seller in the transactions contemplated by this Agreement will be performed as written, in a complete, timely and workmanlike manner, except to the extent any such matter is being contested in good faith by Buyer or SPACEHAB and except for such terms, covenants and conditions that have been modified by mutual consent of the contracting parties, including Buyer as successor to Seller.

     Section 7.18 Capital Expenditures. Except as set forth on Schedule 7.18 hereto, from the date of this Agreement until the Closing Date, Seller will not incur any capital expenditure or any liability therefor requiring any payment or payments in excess of $10,000 individually or $250,000 in the aggregate without the prior written consent of Buyer.

     Section 7.19 Government Clearances.

     (a) As soon as practicable following execution of this Agreement, Seller shall prepare and provide to Buyer, which shall be set forth in Schedule 7.19, a description of all existing government clearances issued to Seller or its Transferred Personnel under, in connection with, or relating to Seller's Contracts, Business, Assets, Real Property, or Real Property Leases, including but not limited to all facilities clearances and personnel clearances in the name of Seller or the Transferred Personnel.

     (b) Seller shall provide to Buyer promptly any information requested by Buyer relating to or involving the information described on Schedule 7.19. Seller shall promptly provide such cooperation and assistance, and shall execute such documents and consents as Buyer shall reasonably request, to assist in the transfer or assignment of the clearances described on Schedule 7.19 to Seller and/or the application for issuance of new clearances to Buyer or the Transferred Personnel in connection with this Agreement as may be required or requested by applicable governmental authorities or may be needed to operate the Business as currently operated.

     (c) If, as of the Closing Date, Buyer has not received from appropriate governmental authorities all requisite government clearances, including facility clearances and personnel clearances, necessary to operate the Business as currently operated, Seller shall take all necessary actions to continue to maintain in good standing all such clearances after Closing as Buyer may request until such time as Buyer has received in its own name all requisite clearances necessary to operate the Business as currently operated, and Seller shall provide such personnel and assistance as Buyer may reasonably request after Closing to assist Buyer in obtaining such clearances until all such clearances are received by Buyer. Any such services and support shall be provided at Seller's or Parent's cost (including reasonable and customary general and administrative and overhead expenses) and for a period not to exceed six (6) months from the Closing Date. For services rendered pursuant to this Section,
(i) Seller or Parent, as the case may be, shall provide Buyer with a written statement covering each applicable 30-day period following the Closing Date, indicating in detail the nature of the services provided and the costs associated therewith and (ii) Buyer shall pay to Seller or Parent, as the case may be, the specified amount within fifteen (15) days after receipt of the statement by Buyer (less any disputed amount which Buyer and Seller or Parent, as the case may be, shall diligently cooperate to resolve as soon as possible).

     Article VIII. CONDITIONS TO OBLIGATIONS OF BUYER AND SPACEHAB. The obligations of Buyer and SPACEHAB to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer and SPACEHAB, on or prior to the Closing Date, of the following conditions:

     Section 8.1 Representations and Warranties True at the Closing Date. The representations and warranties of Seller and Parent contained in this Agreement or in any other document delivered by Seller pursuant hereto shall be deemed to have been made on and as of the Closing Date and shall then be true and correct in all material respects (except those representations and warranties that are qualified by materiality and those representations and warranties set forth in Sections 4.18(a) and (c), which shall be true and correct in all respects), and on the Closing Date Seller and Parent shall have delivered to Buyer and SPACEHAB an officer's certificate to such effect.

     Section 8.2 Seller's and Parent's Performance. Each of the obligations of Seller and Parent to be performed on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed by the Closing Date, and on the Closing Date Seller and Parent shall have delivered to Buyer and SPACEHAB an officer's certificate to such effect.

     Section 8.3 Instruments of Conveyance and Transfer; Title Insurance. At the Closing, Seller shall have delivered to Buyer such deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer (including, without limitation, recordable assignments of any Intellectual Properties in recordable form), in form and substance reasonably satisfactory to Buyer and its counsel, as are effective to vest in Buyer, as applicable, good and marketable and, in the case of owned real property, fee simple, title to the Assets free and clear of any Liens, except for Permitted Liens. Simultaneously with such delivery, Seller shall take or cause to be taken all such other steps as are reasonably required hereunder to put Buyer in actual possession and operating control of the Assets. Without limiting the generality of the foregoing, conveyance of the real property shall be made by bargain and sale deeds with covenants against grantor's acts (or the equivalent instruments in the jurisdiction where such real property is located) (the "Deeds"). Buyer, with full cooperation of Seller, shall take such action to cause such Deeds to be accompanied by (i) paid title insurance policies in such amount as Buyer shall determine, obtained at Buyer's expense, issued by a reputable title insurance company or companies, to be selected by Buyer, insuring fee simple title of the owned real property in the name of Buyer and containing no exceptions to coverage other than those Permitted Liens specified on Schedule 4.11(a) hereto and a survey reading reflecting the matters shown on the survey(s) hereinafter referred to; provided, that such matters do not materially detract from the value or materially interfere with the present occupancy or use of any of the properties and (ii) a current survey or surveys of the real property and existing improvements certified to Buyer and the title insurance company, obtained at Buyer's expense, issued by a duly certified surveyor, acceptable (such that no general survey exception will be taken) to the title insurance company issuing the title insurance policies. The matters contemplated by the foregoing sentence are a condition to Buyer's obligation to consummate the transactions contemplated hereby.

     Section 8.4 Certain Tax and Real Estate Transfer Forms. At the Closing, Seller shall have delivered to Buyer an affidavit stating, under penalty of perjury, that it is not a foreign person pursuant to Section 1445(b)(2) of the Code. Seller shall have completed or filed, as the case may be, all reports or returns required to be filed at or prior to Closing in connection with the transfer of fee and leasehold interests in real property.

     Section 8.5 Opinion of Seller's and Parent's Counsel. There shall have been delivered to Buyer and SPACEHAB an opinion, dated the Closing Date and addressed to Buyer and SPACEHAB, of John Mullan, Esq., counsel to Seller and Parent, substantially in the form of Exhibit B hereto.

     Section 8.6 Approvals and Consents. Except for those approvals and consents that by their terms cannot be obtained prior to Closing, Seller shall have obtained and shall have delivered to Buyer all requisite approvals and consents necessary to operate the Business as currently operated from governmental or regulatory bodies or agencies, whether federal, state, local or foreign, and all third-party consents and approvals and valid sublicenses as contemplated by
Section 7.10 and Section 7.16 above pursuant to all Intellectual Property, Contracts, Real Property Leases or Permits required pursuant to the terms of such instruments or necessary for the performance of their respective obligations hereunder.

     Section 8.7 Material Adverse Change. There shall not have occurred any damage or destruction of, or loss to, any of the Assets of Seller, whether or not covered by insurance, which has had or is reasonably likely to have a Material Adverse Effect, nor shall there have occurred any other event or condition which has had or is reasonably likely to have a Material Adverse Effect, including, without limitation, any change in applicable federal or state laws, regulations or practices which would have a Material Adverse Effect.

     Section 8.8 Litigation. No claim, action, suit, investigation or other proceeding shall be pending or threatened by any third party (including any governmental agency) before any court or administrative agency challenging or otherwise relating to the transactions provided for herein or which may affect Buyer, SPACEHAB, Seller, or Parent in a manner which is materially adverse.

     Section 8.9 No Change in Law. There shall not have been any action taken or any statute enacted by any governmental authority which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transactions contemplated herein.

     Section 8.10 Hart-Scott Rodino-Act. All applicable waiting periods under the H-S- R Act shall have expired or been terminated, and no action shall have been taken or formal protest made by the United States Department of Justice, the Federal Trade Commission or any governmental authority or any other person or entity to prohibit the transactions contemplated by this Agreement by reason of a claimed violation of any antitrust laws. Without limiting the foregoing, no obligation arising out of the H-S-R Act shall have been imposed on Buyer to divest any material portion of its business by reason of the transaction contemplated by this Agreement.

     Section 8.11 Authorization Documents. Buyer shall have received a certificate of the General Partner or other person duly authorized by Seller certifying a copy of resolutions authorizing the execution and full performance of this Agreement and the other documents to which Seller is a party.

     Section 8.12 Documents. Seller and Parent shall have furnished Buyer with all other documents, certificates and other instruments reasonably required to be furnished to Buyer pursuant to the terms hereof.

     Section 8.13 Release of UCCs. Any recorded UCC financing statements with respect to any Liens, other than Permitted Liens shall have been terminated as of record, and Seller shall have delivered to Buyer executed UCC-3 termination statements satisfactory to record such terminations.

     Section 8.14 Additional Closing Documents of Seller and Parent. On the Closing Date, Buyer shall have received (i) a blanket assignment by Seller for Buyer to use the names "Astrotech," "Astrotech Space Operations, L.P." and "Astrotech Space Operations, Incorporated" and individual assignments to use such names valid for each state in which Seller currently conducts its Business, in connection with the conduct of the Business from and after the Closing Date; and (ii) a good standing certificate, certificate of existence (or subsistence) or certificate of valid qualification as a foreign entity, as the case may be, from the state of Seller's organization and each state in which Seller conducts its businesses.

     Section 8.15 Delivery of Financial Statements. At the Closing, Seller shall (at Seller's sole cost and expense) have delivered, or caused to be delivered to Buyer, the financial statements of Seller on a consolidated basis for fiscal years ended December 31, 1994, 1995 and 1996, prepared in accordance with GAAP.

     Section 8.16 Environmental Review. Buyer (a) shall have been furnished with true and correct copies of all materials prepared by or on behalf of Seller or Parent relating to any environmental due diligence, audit or similar review of the Assets or the Business and (b) shall be satisfied in its sole discretion with the results of any environmental due diligence, audit or similar review of the Assets or the Business conducted by or on behalf of Buyer.

     Section 8.17 LMCLS Agreement. Seller shall have obtained and delivered to Buyer a true and correct copy of the executed written agreement of Lockheed Martin Commercial Launch Services (the "LMCLS Agreement"), which agreement shall provide for the use of the Business' facilities and services by Lockheed Martin Commercial Launch Services on an exclusive basis for a contract term of three
(3) years at a processing fee of $625,000 per payload, subject to annual escalation of three and one-half percent (3-1/2%), and no other material changes shall have occurred in the LMCLS Agreement in effect on the date of this Agreement.


     Article IX. CONDITIONS TO OBLIGATIONS OF SELLER AND PARENT. The obligation of Seller and Parent to consummate the transactions contemplated hereby shall be subject to the fulfillment, or the waiver by Seller and the Parent, on or prior to the Closing Date, of the following conditions:

     Section 9.1 Representations and Warranties True at the Closing Date. The representations and warranties of Buyer and SPACEHAB contained in this Agreement or in any other document delivered by Buyer or SPACEHAB pursuant hereto shall be deemed to have been made at and as of the Closing Date and shall then be true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects), and on the Closing Date Buyer shall have delivered to Seller and Parent an officer's certificate to such effect.

     Section 9.2 Buyer's Performance. Buyer shall, on the Closing Date, pay to Seller the Purchase Price, in accordance with Section 2 above.

     Section 9.3 Opinion of Buyer's Counsel. There shall have been delivered to Seller and Parent an opinion, dated the Closing Date and addressed to Seller and Parent of Buyer's counsel, Dewey Ballantine, substantially in the form of Exhibit C hereto.

     Section 9.4 Approvals and Consents. Buyer shall have obtained and shall have delivered to Seller all requisite approvals and consents from governmental or regulatory bodies or agencies, whether federal, state, local or foreign.

     Section 9.5 Litigation. No claim, action, suit, investigation or other proceeding shall be pending or threatened by any third party (including any governmental agency) before any court or administrative agency challenging or otherwise relating to the transactions provided for herein or which may affect Buyer, SPACEHAB, Seller, or Parent in a manner which is materially adverse.

     Section 9.6 No Change in Law. There shall not have been any action taken or any statute enacted by any governmental authority which would (i) render the parties unable to consummate the transactions contemplated herein, (ii) make the transactions contemplated herein illegal or (iii) prohibit, restrict or substantially delay the consummation of the transactions contemplated herein.

     Section 9.7 Hart-Scott-Rodino Act. All applicable waiting periods under the H-S- R Act shall have expired or been terminated, and no action shall have been taken or formal protest made by the United States Department of Justice, the Federal Trade Commission or any other governmental authority or any other person or entity to prohibit the transactions contemplated by this Agreement by reason of a claimed violation of any antitrust laws.

     Section 9.8 Documents. Buyer shall have furnished Seller and Parent with all documents, certificates and other instruments reasonably required to be furnished to any of them by Buyer pursuant to the terms hereof.


     Article X. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All statements contained in any Exhibit, Schedule or Annex hereto or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder.

     Section  10.1  Survival  of  Representations,  Warranties,  Etc.  Except as
otherwise provided herein, the representations and warranties contained in Articles IV and V of this Agreement shall survive the Closing for a period of twenty-one (21) months after the Closing Date; provided, however, that: (i) the representations and warranties contained in Section 4.8 hereof shall survive the Closing Date until sixty (60) days after the expiration of the applicable statutes of limitations for the assessment of Taxes; (ii) if any representation or warranty contained in Articles IV, V or VI is fraudulently given, it shall survive the Closing Date for an unlimited period of time; and (iii) any specific claim or action of which specific written notice is given to the party which made such representation or warranty prior to the date on which such representation or warranty otherwise terminates as provided herein, may continue to be asserted and shall be indemnified against pursuant to this Article X.

     Section 10.2 Seller and Parent Agreement to Indemnify. (a) Seller and Parent jointly and severally shall fully indemnify, defend and hold harmless Buyer and SPACEHAB, their respective officers, directors, employees, agents, representatives, and affiliates and their successors and assigns against and in respect of any and all liabilities, losses, damages, claims, penalties, actions, fines, deficiencies, costs, taxes, loss of deductions or expenses (including, without limitation, the reasonable fees, expenses and disbursements of counsel) (collectively, "Losses") regardless of whether an action has been filed or asserted against Buyer or SPACEHAB after the Closing Date, arising from, in connection with or resulting from (i) any misrepresentation, inaccuracy or breach of representation, warranty, covenant or agreement by Seller or Parent made in this Agreement (including, without limitation, the Schedules, Exhibits and Annexes hereto and the certificates delivered hereunder) or as provided herein; provided, however, that Seller's and Parent's obligation to indemnify, defend and hold harmless Buyer and SPACEHAB under this clause (i) shall not arise with respect to any losses that do not exceed $5,000 individually or
$250,000 in the aggregate; and provided, further, that in the case of any individual loss in excess of $5,000 or aggregate losses in excess of $250,000, Seller and Parent shall be liable for the entire amount of such loss or losses,
(ii) any Excluded Liability, (iii) any and all Losses arising from a determination that the sale of the Assets hereunder is ineffective against any creditor of Seller or Parent or any taxing authority or other entity asserting any similar claim against Seller or Parent or the Assets and (iv) costs or expenses related to the employment of current or former Personnel for periods prior to the Closing Date, that Buyer, Seller or Parent may incur (including but not limited to, with respect to the Employee Plans or with respect to any other benefit plan) with respect to which Seller (or any entity required to be aggregated with Seller under Section 414(b), (c), (m) or (o) of the Code) has or had any liability or obligation to contribute at any time before the Closing).

     (b) In addition to the foregoing provisions of Section 10.2(a) above and without limiting the generality of such provisions, Seller and Parent agree to fully indemnify and hold harmless (i) Buyer and its respective parent corporations and subsidiaries and all other members, if any, of any group of which Buyer is a member for Tax purposes (any subsequent reference to "Buyer" in this clause (i) shall mean either Buyer individually or one or more of its affiliates as described herein, as appropriate) against and in respect of and, on demand, will reimburse Buyer for, any and all liability whatsoever, and however imposed (including any claim asserted or deficiency assessed against or collected from or paid by Buyer), in respect of (A) except for any Taxes expressly provided for herein as being assumed or paid by Buyer, any Taxes relating to the Assets or the Business for any and all periods through and including the Closing Date and (B) any Taxes payable by the Seller pursuant to
Article XI hereof, and (ii) Buyer and its respective parent corporations, subsidiaries, officers, directors, shareholders and other affiliates from and against and in respect of any and all Losses resulting from any environmental claim made against Buyer, or its respective parent corporations, subsidiaries, officers, directors, shareholders and other affiliates by any person or entity (including, but not limited to, claims under CERCLA, as amended, or other federal, state, local, or foreign Environmental Laws) arising from events, circumstances, or conditions occurring, or existing on or prior to the Closing Date relating to the Business, whether disclosed or undisclosed; provided that any claim therefor is asserted by Buyer prior to five (5) years from the Closing Date.

     (c) In addition to the foregoing provisions of Section 10.2, Parent agrees that it shall not be necessary or required that Buyer or SPACEHAB exercise any right, assert any claim or demand or enforce any remedy whatsoever against Seller before or as a condition to the obligations of Parent hereunder. The indemnification liability of Parent under the foregoing provisions of Section
10.2 shall be absolute and unconditional as if Parent rather than Seller had made the representations and warranties herein irrespective of any right of set-off or counterclaim which may at any time be available to or asserted by Parent or Seller against Buyer or SPACEHAB or any affiliates thereof.

     Section 10.3 Buyer's Agreement to Indemnify. Buyer and SPACEHAB jointly and severally shall fully indemnify, defend and hold harmless Seller, Parent and their respective officers, directors, employees and affiliates against and in respect of any and all Losses (a) resulting from any misrepresentation or breach of any representation, warranty, covenant or agreement by Buyer in this Agreement (including, without limitation, the certificates delivered hereunder) or as provided herein; provided, however, that Buyer's obligation to indemnify, defend and hold harmless Seller and Parent under this clause (a) shall not arise with respect to any losses that do not exceed $5,000 individually or $250,000 in the aggregate; and provided, further, that in the case of any individual loss in excess of $5,000 or aggregate losses in excess of $250,000, Buyer shall be liable for the entire amount of such loss or losses, (b) arising out of the conduct of the Business from and after the Closing Date, except with respect to an Excluded Liability and (c) resulting from any Assumed Liability.

     Section 10.4 Procedures Relating to Indemnification. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party or parties obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. The failure of the Indemnified Party to so notify the Indemnifying Party shall not impair the Indemnified Party's ability to seek indemnification from the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons (other than by federal, state or local income tax authorities or by the Buyer or SPACEHAB), and the amount of such claim is acknowledged by Seller to be fully covered by the foregoing indemnity, as limited herein, the Seller may elect to defend against such claim at its expense, in lieu of the Buyer or SPACEHAB assuming such defense; provided, that Buyer or SPACEHAB shall be entitled to participate in or monitor such defense at its expense and Seller will fully cooperate with Buyer or SPACEHAB and its counsel with respect thereto. If the Seller or any other persons as provided above elect to assume such defense, they shall retain counsel reasonably satisfactory to the Buyer or SPACEHAB. No compromise or settlement of such claim may be effected by either party without the other party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement.

     Section 10.5 Payment. All amounts payable by one party to the other pursuant to the provisions of this Article X shall be payable within five (5) business days after a final determination thereof in accordance with the provisions hereof. Any payment by one party to another pursuant to the provisions of this Article X shall be in an amount which, after reduction by an amount equal to the Taxes required to be paid by the Indemnified Party in respect of the receipt or accrual of such amount (and after giving effect to any current Tax benefits actually realized by the Indemnified Party as a result of the event giving rise to such payment as a reduction in Taxes), shall be equal to the payment otherwise required hereunder.

     Article XI. PAYMENT OF CERTAIN TAXES AND EXPENSES. Buyer agrees to pay all federal, state, county, local and foreign sales taxes which may be payable by reason of the purchase and sale of the Assets. Buyer and Seller agree that all transfer, recording and stamp taxes payable in connection with any of the transactions contemplated under this Agreement and all federal, state, county, local and foreign Taxes (including foreign transfer or stamp taxes, if applicable) which may be payable by reason of the purchase and sale of the Assets shall be shared equally. Each party will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, including without limitation, fees, costs and expenses of its own financial consultants, accountants and counsel.

     Article XII. WAIVER. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     Article XIII. NOTICES, ETC. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified or registered mail, postage prepaid:

If to Seller or
  Parent:             Astrotech Space Operations, L.P.
                             c/o Northrop Grumman Corporation
                             1840 Century Park East
                              Los Angeles, CA 90067
                            Telephone: (310) 201-3074
                             Telecopy:
                              Attention: Secretary

with a copy to:       Office of General Counsel
                             Northrop Grumman Corporation
                             1840 Century Park East
                             Los Angeles, CA 90067
                             Telephone: (310) 201-3081
                             Telecopy:  (310) 554-4554
                             Attention: General Counsel

If to SPACEHAB
or Buyer:             SPACEHAB, Incorporated
                             1595 Spring Hill Road
                             Vienna, VA  22182
                             Telephone: (703) 821-3000
                             Telecopy:  (703) 821-3070
                             Attention: Margaret E. Grayson

with a copy to:       Dewey Ballantine
                             1301 Avenue of the Americas
                             New York, NY  10019
                             Telephone: (212) 259-8000
                             Telecopy:  (212) 259-6333
                             Attention:  Frank E. Morgan II, Esq.

Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

     Article XIV. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other agreements referred to herein and entered into in connection herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof including all such agreements, arrangements and understandings between Seller, Parent, Buyer and SPACEHAB. No representation, promise, inducement or statement of intention has been made by Seller, Parent or Buyer and SPACEHAB that is not embodied in this Agreement or the other agreements referred to herein and entered into in connection herewith, the Annexes, Schedules or Exhibits hereto, or the written statements, certificates or other documents delivered pursuant hereto. This Agreement may be amended or modified only by a written instrument executed by the parties hereto or by their successors and assigns.

     Article XV. PRESS RELEASES. No party hereto shall issue any press releases or make any public announcements of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by Seller and Buyer; provided, however, that notwithstanding the foregoing, Seller and Buyer shall be permitted, upon prior notice to the other party, to make such disclosures to the public or governmental authorities as their respective counsel shall deem necessary to maintain compliance with, or to prevent violation of, applicable laws.

     Article XVI. GENERAL. This Agreement: (a) shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof; (b) shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, nothing in this Agreement, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder; and (c) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Article XVII. SEVERABILITY. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if the duration or geographic extent of, or business activity covered by, any provision of this Agreement shall be in excess of that which is enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

     Article XVIII.BULK SALES LAWS. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction. This provision shall not be deemed to in any way limit the indemnity provided for in Section 10.2(a) above.

     Article XIX. TERMINATION.

     Section 19.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing by written notice delivered by Seller to Buyer or by Buyer to Seller, as the case may be, in the following instances:

     (a) By Buyer if there has been a material misrepresentation, a material breach of warranty or a material failure to comply on the part of Parent or Seller with respect to any of the representations, warranties, covenants or provisions set forth herein (or delivered in any other document pursuant hereto), including, without limitation, any material misrepresentation, material breach or material failure to comply that is evidenced in any Schedule delivered by Seller, or which is discovered in Buyer's due diligence investigation of Seller and the Business, and such misrepresentation, breach or failure to comply has or is reasonably likely to have a Material Adverse Effect on the condition (financial or otherwise), assets or properties of the Business taken as a whole in the hands of Buyer and has not been cured, if capable of cure, in full within twenty (20) days of receipt by Seller of notice from Buyer.

     (b) By Seller if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of Buyer with respect to the representations, warranties or covenants set forth herein (or delivered in any other document pursuant hereto) and such misrepresentation, breach or failure to comply has not been cured, if capable of cure, within twenty (20) days of receipt by Buyer of notice from Seller.

     (c) At any time prior to Closing by the mutual consent in writing of Seller, Parent, Buyer and SPACEHAB.

     (d) By Buyer or Seller if approval by SPACEHAB's Board of Directors is not obtained by January 31, 1997.

     (e) By Buyer or Seller if Closing does not occur on or before March 31, 1997.

     Section 19.2 Liability in the Event of Termination; Remedies.

     (a) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Sections 19.1(a) or (b) hereof, if there has been an intentional material representation of any of the items provided therein, the non-breaching party may avail itself of all rights, power and remedies now or hereafter existing at law or in equity or by statute or otherwise.

     (b) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Sections 19.1(a) or (b) (if there has not been an intentional material misrepresentation) or pursuant to Sections 19.1(c) through (e) hereof, this Agreement shall, with the exception of Article XI and
Article XV hereof, become void and have no further effect, without any liability on the part of any party hereto.

     Article XX. ASSIGNMENT. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, except that Buyer may effect any such assignment to any affiliated company, but any such assignment shall not relieve Buyer or SPACEHAB of their respective duties and obligations contained in this Agreement.

     Article XXI. NO THIRD PARTY BENEFICIARY. This Agreement is for the benefit of, and may be enforced only by, Seller, Parent, Buyer, SPACEHAB, and their respective successors and transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

     Article XXII. REMEDIES. The parties agree that, for the transactions provided for in this Agreement, the sole and exclusive remedy shall be for breaches of the express terms herein.

     Article XXIII.INTERPRETIVE PROVISION. Whenever used in this Agreement "to the knowledge of" or similar language shall mean the actual knowledge, after due inquiry, of any person who, on the date hereof is an officer of Seller and who is identified on Annex I hereto.

     Article XXIV. SPACEHAB GUARANTEE. SPACEHAB hereby unconditionally guarantees the payment and performance of any and all of Buyer's liabilities and obligations hereunder and those under any ancillary agreements or documents executed and delivered in connection with this Agreement. Seller and Parent may seek remedies directly from SPACEHAB without first exhausting their remedies against Buyer.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

SPACEHAB ACQUISITION CORP.


By: /s/ David Rossi
    ----------------------
    Name:  David Rossi
    Title: Vice President


SPACEHAB, INCORPORATED


By: /s/ David Rossi
    ----------------------
    Name:  David Rossi
    Title: Senior Vice President

ASTROTECH SPACE OPERATIONS, L.P.
        By Astrotech Space Operations,
        Incorporated,
        its General Partner


By: /s/ J.C. Grohowski
    ----------------------
    Name:  J. C. Grohowski
    Title: President

NORTHROP GRUMMAN CORPORATION


By: /s/ Albert Meyers
    ----------------------
    Name:  Albert Meyers
    Title:  Corp. V.P. and Treasurer

                                   TABLE OF CONTENTS

                                                                            Page

Parties.....................................................................  1

Recitals....................................................................  1

Article I.        SALE AND PURCHASE.........................................  1

      Section 1.1 Sale and Purchase of Assets...............................  1
      Section 1.2 Excluded Assets...........................................  4
      Section 1.3 Assumption of Liabilities and Obligations.................  4
      Section 1.4 Excluded Liabilities......................................  5


Article II.       PURCHASE PRICE; ADJUSTMENT................................  5
      Section 2.1 Purchase Price............................................  5
      Section 2.2 Adjustment of Purchase Price..............................  5
      Section 2.3 Allocation of Purchase Price..............................  7
      Section 2.4 Closing Proration.........................................  7

Article III.      THE CLOSING...............................................  7

Article IV.       REPRESENTATIONS AND WARRANTIES OF SELLER..................  7

      Section 4.1  Seller's Organization, Good Standing, Capitalization.....  7
      Section 4.2  Authority; Execution; Delivery...........................  7
      Section 4.3  Consents; No Violation, Etc..............................  8
      Section 4.4  No Other Agreements to Sell the Assets or the Busines....  8
      Section 4.5  Financial Statements.....................................  8
      Section 4.6  Absence of Undisclosed Liabilities and Obligations.......  9
      Section 4.7  Absence of Certain Changes or Events.....................  9
      Section 4.8  Taxes....................................................  10
      Section 4.9  Accounts Receivable......................................  12
      Section 4.10 Copies of Documents......................................  12
      Section 4.11 Tangible Properties......................................  12
      Section 4.12 Intellectual Property....................................  13
      Section 4.13 Assets...................................................  14
      Section 4.14 Insurance................................................  14
      Section 4.15 Employment Matters.......................................  14
      Section 4.16 Employee Benefit Plans...................................  14
      Section 4.17 Litigation...............................................  15
      Section 4.18 Compliance with Laws.....................................  16
      Section 4.19 Validity of Leases and Contracts.........................  16
      Section 4.20 No Brokers...............................................  16
      Section 4.21 Transactions with Certain Persons........................  17
      Section 4.22 Records..................................................  17
      Section 4.23 Warranties...............................................  17
      Section 4.24 Environmental Matters....................................  17
      Section 4.25 Suppliers, Distributors and Customers....................  18
      Section 4.26 Investments..............................................  18
      Section 4.27 Exclusive Representations and Warranties.................  18

Article V.        REPRESENTATIONS AND WARRANTIES OF PARENT..................  18

      Section 5.1  Parent's Organization, Good Standing, Capitalization.....  18
      Section 5.2  Authority; Execution; Delivery; Ownership of Seller......  18
      Section 5.3  Consents; No Violation, Etc..............................  19
      Section 5.4  No Other Agreements to Sell the Assets or the Business...  19
      Section 5.5  Employee Benefit Plans...................................  19

Article VI.       REPRESENTATIONS AND WARRANTIES OF BUYER AND SPACEHAB......  19

      Section 6.1  Buyer's Organization and Good Standing...................  19
      Section 6.2  Authority; Execution and Delivery........................  20
      Section 6.3  No Brokers...............................................  20
      Section 6.4  Consents, No Conflicts, Etc..............................  20

                                                                            Page

Article VII.      CERTAIN COVENANTS AND AGREEMENTS..........................  20

      Section 7.1  Non-Competition .........................................  20
      Section 7.2  Non-Disclosure ..........................................  21
      Section 7.3  Further Assurances ......................................  21
      Section 7.4  Access to Facilities; Due Diligence .....................  21
      Section 7.5  Conduct of the Business .................................  21
      Section 7.6  Changes in Representations and Warranties ...............  22
      Section 7.7  Mutual Cooperation ......................................  22
      Section 7.8  No Mergers, Consolidations, Sales of Assets, Etc ........  23
      Section 7.9  Access to Books and Records; Cooperation ................  23
      Section 7.10 Consents ................................................  23
      Section 7.11 Hart-Scott-Rodino Act ...................................  24
      Section 7.12 Collection of Receivables ...............................  24
      Section 7.13 Assignment of Receivables ...............................  24
      Section 7.14 Personnel ...............................................  24
      Section 7.15 Change of Name ..........................................  25
      Section 7.16 Novation of Contracts; Third Party Consents .............  25
      Section 7.17 Performance of Obligations ..............................  25
      Section 7.18 Capital Expenditures ....................................  26
      Section 7.19 Government Clearances ...................................  26

Article VIII.     CONDITIONS TO OBLIGATIONS OF BUYER AND SPACEHAB. .........  26

      Section 8.1  Representations and Warranties True at the Closing Date .  27
      Section 8.2  Seller's and Parent's Performance .......................  27
      Section 8.3  Instruments of Conveyance and Transfer; Title Insurance .  27
      Section 8.4  Certain Tax and Real Estate Transfer Forms ..............  27
      Section 8.5  Opinion of Seller's and Parent's Counsel ................  28
      Section 8.6  Approvals and Consents ..................................  28
      Section 8.7  Material Adverse Change .................................  28
      Section 8.8  Litigation ..............................................  28
      Section 8.9  No Change in Law ........................................  28
      Section 8.10 Hart-Scott Rodino-Act ...................................  28
      Section 8.11 Authorization Documents .................................  28
      Section 8.12 Documents ...............................................  28
      Section 8.13 Release of UCCs .........................................  29
      Section 8.14 Additional Closing Documents of Seller and Parent .......  29
      Section 8.15 Delivery of Financial Statements ........................  29
      Section 8.16 Environmental Review ....................................  29
      Section 8.17 LMCLS Agreement .........................................  29

Article IX.       CONDITIONS TO OBLIGATIONS OF SELLER AND PARENT............  29

      Section 9.1 Representations and Warranties True at the Closing Date ..  29
      Section 9.2 Buyer's Performance.......................................  29
      Section 9.3 Opinion of Buyer's Counsel................................  30
      Section 9.4 Approvals and Consents....................................  30
      Section 9.5 Litigation................................................  30
      Section 9.6 No Change in Law..........................................  30
      Section 9.7 Hart-Scott-Rodino Act.....................................  30
      Section 9.8 Documents.................................................  30

      Article X.  NATURE AND SURVIVAL OF REPRESENTATIONS AND
                  WARRANTIES, ETC...........................................  30

      Section 10.1 Survival of Representations, Warranties, Etc.............  30
      Section 10.2 Seller and Parent Agreement to Indemnify.................  31
      Section 10.3 Buyer's Agreement to Indemnify...........................  32
      Section 10.4 Procedures Relating to Indemnification...................  32
      Section 10.5 Payment..................................................  32

Article XI.       PAYMENT OF CERTAIN TAXES AND EXPENSES.....................  33

Article XII.      WAIVER....................................................  33

Article XIII.     NOTICES, ETC..............................................  33

                                                                            Page

Article XIV.      ENTIRE AGREEMENT; AMENDMENT...............................  34

Article XV.       PRESS RELEASES............................................  34

Article XVI.      GENERAL...................................................  34

Article XVII.     SEVERABILITY..............................................  35

Article XVIII.    BULK SALES LAWS...........................................  35

Article XIX.      TERMINATION...............................................  35

      Section 19.1 Termination..............................................  35
      Section 19.2 Liability in the Event of Termination; Remedies..........  36

Article XX.       ASSIGNMENT................................................  36

Article XXI.      NO THIRD PARTY BENEFICIARY................................  36

Article XXII.     REMEDIES..................................................  36

Article XXIII.    INTERPRETIVE PROVISION....................................  36

Article XXIV.     SPACEHAB GUARANTEE........................................  36

                              EXHIBITS



Exhibit A      Reference Balance Sheet
Exhibit B      Opinion of Seller's Counsel
Exhibit C      Opinion of Buyer's Counsel

                        DISCLOSURE SCHEDULES



Schedule                                           Description

4.3(a)                                             Consents
4.3(b)                                             No Violation
4.5                                                Financial Statements
4.7                                                Absence of Certain
Changes or Events
4.8(c)                                             Tax Returns
4.8(f)                                             Tax
Assessments/Deficiency
4.8(h)                                             Franchise/Income/Tax
Returns
4.9                                                Accounts Receivable
4.10(e)                                            Permits
4.11                                               Assets
4.11(a)                                            Permitted Liens
4.11(b)                                            Equipment
4.12(a)                                            Intellectual Property
4.12(b)                                            Liens on Intellectual
Property
4.12(d)                                            Intellectual Property
Proceedings
4.14                                               Insurance
4.15                                               Employment Matters
4.16(a)                                            Employee Plans
4.16(b)                                            Multiemployer Plans,
                                                   PBGC Liability and
                                                   Accumulated Funding
                                                   Deficiencies
4.16(e)                                            Compensation
4.17                                               Litigation
4.18(b)                                            Compliance with Laws
4.19                                               Leases & Contracts
4.21                                               Transactions with Certain
Persons
4.23                                               Warranties
4.24                                               Environmental Matters
4.25                                               Suppliers, Distributors and
Customers
4.26                                               Investments
5.3(a)                                             Consents
          5.3(b)                                   No Violation
7.18                                               Capital Expenditures
7.19                                               Government Clearances

                            DEFINED TERMS


                                                   Cross Reference
Terms                                               in Agreement
-----                                              ---------------

Accounts Receivable                                Section 1.1(b)
Agreement                                          Preamble
Assets                                             Section 1.1
Assumed Liabilities                                Section 1.3
Balance Sheet Date                                 Section 1.1(a)
Business                                           Preamble
CERCLA                                             Section 4.24(a)
Certification                                      Section 2.2(a)
Claims                                             Section 1.1(j)
Closing                                            Article III
Closing Balance Sheet                              Section 2.2(a)
Closing Date                                       Article III
COBRA Coverage                                     Section 4.15
Code                                               Section 2.3
Competing Business                                 Section 7.1(b)
Contract                                           Section 1.1(d)
Contracts                                          Section 1.1(d)
Deeds                                              Section 8.3
Employee Plans                                     Section 4.16
Environmental Laws                                 Section 4.24(a)
ERISA                                              Section 4.16
Excluded Assets                                    Section 1.2
Excluded Liabilities                               Section 1.4
Financial Statements                               Section 4.5
Firm                                               Section 2.2(b)
Future Contracts                                   Section 1.1(h)
GAAP                                               Undefined
Governmental Authority                             Section 4.18(a)
H-S-R Act                                          Section 7.11
Hazardous Materials                                Section 4.24(a)
Indemnified Party                                  Section 10.4
Indemnifying Party                                 Section 10.4
Intellectual Property                              Section 1.1(l)
Laws                                               Section 4.18(a)
Liens                                              Section 4.2
LMCLS Agreement                                    Section 8.17
Losses                                             Section 10.2
Material Adverse Effect                            Section 4.1
Names                                              Section 1.1(g)
net asset value                                    Section 2.2(b)(i)
Non-Competition Period                             Section 7.1
Parent                                             Preamble
Permits                                            Section 1.1(k)
Permitted Liens                                    Section 4.11
Personal Property                                  Section 1.1(c)
Personnel                                          Section 4.7(c)
Prepaid Expenses                                   Section 1.1(i)
Provider Contracts                                 Section 1.1(d)
Purchase Price                                     Section 2.1
Real Property                                      Section 1.1(e)
Real Property Leases                               Section 1.1(e)
Records                                            Section 1.1(f)
Reference Balance Sheet                            Section 4.5
Restricted Names                                   Section 7.15

Seller                                             Preamble
SPACEHAB                                           Preamble
Tax                                                Section 4.8(a)
Tax Return                                         Section 4.8(b)
Transferred Personnel                              Section 7.14
Warranties                                         Section 1.1(m)

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